Exhibit 99

FOR IMMEDIATE RELEASE

May 1, 2003

IDACORP Settles Overton Litigation and Revises Earnings Guidance for 2003

IDACORP Energy settles Overton litigation resulting in a 34 cents-per-share non-cash charge in the first quarter
IDACORP revises earnings guidance due to settlement and warmer than normal weather

BOISE - IDACORP, Inc. (NYSE:IDA) today reported that it has entered into a settlement agreement with Overton Power District No. 5 on outstanding legal issues surrounding a long-term power supply agreement.  As a result of the settlement and the impact of continuing drought conditions and warmer-than-normal weather in the first quarter 2003, IDACORP is revising its 2003 earnings guidance.

"The settlement of the Overton litigation is another step forward and demonstrates our progress in resolving outstanding issues," said IDACORP President and Chief Executive Officer, Jan Packwood.  "Our success in resolving these types of issues allows us to maintain our primary focus on the Company's core business, Idaho Power Company."

Overton Settlement
IDACORP Energy reached an agreement with Overton Power District to settle its outstanding litigation.  Overton will pay IDACORP Energy $52.5 million as follows:  $5.5 million was paid on May 1 after execution of the settlement agreement.  The remaining $47 million will be paid over ten years, in equal quarterly installments beginning October 1, 2003, with interest accruing at the rate of six percent per year.  Prepayment is permitted without penalty.  Because the disputed contract was valued at $74 million, IDACORP Energy will record a $21.5 million non-cash charge or approximately 34 cents-per-share in the first quarter 2003, as a result of the settlement.

Revised Earnings Guidance
After considering the impact of this settlement, the continuation of drought conditions in Idaho and warmer-than-normal weather in the first quarter of the year, the Company is now revising its annual 2003 earnings guidance downward from $1.50-$1.70 per share to $0.90-$1.15 per share.  The guidance for the utility is also being lowered from $1.40-$1.60 per share to $1.20-$1.40 per share.

"While the forecasted results for this year are disappointing, they do reflect another year of abnormally low stream flow conditions, warm winter weather, and the removal of uncertainty of payment under the Overton contract," said Packwood.  "However, operating cash flow for 2003 is expected to exceed $200 million and looking forward we anticipate a significant rebound in earnings next year, assuming a return to more normal operating conditions."

IDACORP will report its first quarter results on May 7, 2003, in a news release before the stock markets open.  The company will hold an analyst conference call that day at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time).  All parties interested in listening may do so through a live Web cast on the Internet.  Details of the conference call logistics will be posted on the company's Web site (www.idacorpinc.com) by May 5 and will be included in the company's earnings news release.

Background Information
Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprising Idaho Power, a regulated electric utility; Ida-West Energy, an independent manager and developer of power projects; IDACORP Financial, an investment vehicle that makes investments primarily in affordable housing projects; IdaTech, a developer and producer of fully integrated fuel cell systems; IDACOMM, a telecommunications subsidiary providing high-speed Internet access technologies; and IDACORP Energy, a marketer of energy and energy-related products and services.

Certain statements contained in this news release, including statements with respect to future earnings, ongoing operations, and financial conditions, are "forward-looking statements" within the meaning of federal securities laws.  Although IDACORP believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements.  Important factors that could cause actual results to differ materially from the forward-looking statements include:  capacity and fuel; weather variations affecting customer energy usage; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; changes in governmental policies; and regulatory actions, including those of the Federal Energy Regulatory Commission, the Idaho Public Utilities Commission, and the Oregon Public Utilities Commission, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs).  Any such forward-looking statements should be considered in light of such factors and others noted in the companies' Form 10-K for the year 2002 and other reports on file with the Securities and Exchange Commission.